Exhibit 99.2

For Immediate Release

INVESTOR CONTACT:

Jonathon Singer, Sagent

847-908-1605

jsinger@sagentpharma.com

Sagent Pharmaceuticals Board Appoints Allan Oberman as Chief Executive Officer

SCHAUMBURG, Ill. – August 3, 2015 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) a leader of specialty pharmaceutical products with a specific emphasis on the injectables market, today announced that its Board of Directors has named Allan Oberman as Chief Executive Officer and a member of the Board of Directors, effective immediately upon receipt of a US work visa.

“Allan is a proven leader with impeccable credentials and strategic instincts that will serve Sagent well as we enter our next phase of growth,” said Robert J. Flanagan, Chairman of Sagent’s Board of Directors. “Allan has deep knowledge and extensive experience in the global generic market. His proven ability to build value while communicating a clear and consistent vision will enable him to provide strong leadership as we look to capitalize on what we believe are significant market opportunities over the coming years. The board is confident that Allan is uniquely qualified to refine our strategy and unify the company around a global plan to accelerate growth.”

Mr. Oberman most recently served as President and Chief Executive Officer of Teva Americas Generics, a subsidiary of Teva Pharmaceutical Industries Ltd., from November 2012 until December 2014. Prior to that, Oberman held a number of senior roles with Teva since joining the company in 2000 including President of EMIA (Eastern Europe, Middle East, Israel and Africa), Chief Operating Officer of The Teva International Group, and President and CEO of Teva Canada. Prior to joining Teva Pharmaceutical Industries Ltd., Allan was the President of Best Foods Canada Inc.

Allan also served as the Vice Chairman of the Canadian Generic Pharmaceutical Association (CGPA) from 2003 to 2007, Chairman of CGPA in 2007 and 2008, and Vice Chairman of the US Generic Pharmaceutical Association (GPhA) in 2014.

Mr. Oberman said, “I am excited to be assuming the role of CEO of Sagent Pharmaceuticals with its unique operating model, one that has created a solid platform in the North American generic injectables market. The company has a deep product pipeline, experienced management and financial strength. I look forward to working closely with Sagent’s Board and talented employees to refine our strategy, to enhance our global competitive position, and to drive long-term value for shareholders.”

About Sagent Pharmaceuticals, Inc.

Sagent Pharmaceuticals, Inc., founded in 2006, is a global specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.